Exhibit 21

                               RGC Resources, Inc.

                           Subsidiaries of Registrant


        Roanoke Gas Company         (incorporated in Virginia)
        Bluefield Gas Company       (incorporated in West Virginia)
        Diversified Energy Company  (incorporated in Virginia)